UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
      OR SUSPENSION  OF DUTY TO FILE  REPORTS  UNDER  SECTIONS  13 AND
                   15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number:  0-14457

                 National Housing Partnership Realty Fund III
            (Exact name of registrant as specified in its charter)

                                55 Beattie Place
                                P.O. Box 1089
                              Greenville, SC 29602
                                 (864) 239-1000
   (Address, including zip code, and telephone number,  including area code, of registrant's principal executive offices)

                          Limited Partnership Interests
           (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i) |X|                   Rule 12h-3(b)(1)(i)
            Rule 12g-4(a)(1)(ii)                      Rule 12h-3(b)(1)(ii)
            Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(i)
            Rule 12g-4(a)(2)(ii)                      Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6

      Approximate number of holders of record as of the certification or notice date: 0

      Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934,
National    Housing    Partnership    Reality   Fund   III   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.
                              NATIONAL HOUSING PARTNERSHIP REALTY FUND III
                              By:   The National Housing Partnership, its
                                    sole General Partner
                                    By:   National Corporation for Housing
                                          Partnerships,
                                          its sole General Partner
Date: March 23, 2005                By:   /s/David R. Robertson
                                    Name: David R. Robertson
                                    Title:President and Chief Executive
                                          Officer